DIAMOND HILL SECURITIZED CREDIT FUND
Distribution and Servicing Plan
Consistent with Rule 12b-1

WHEREAS, the Diamond Hill Securitized Credit Fund, a Delaware statutory trust (the "Trust"), engages in business as a closed-end investment management company and is registered as such under the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder (the "1940 Act");
WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares");
WHEREAS, the Trust may be divided into one or more classes ("Class"); and
WHEREAS, the board of trustees of the Trust (the “Board”) desires to adopt this Distribution and Servicing Plan (“Plan”) consistent with Rule 12b-1 under the 1940 Act; and
WHEREAS, the Board as a whole, and the trustees of the Trust (“Trustees”) who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (collectively, the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust, and if required by the 1940 Act, the shareholders of the Trust have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;
NOW THEREFORE, the Trust hereby adopts this Plan, consistent with Rule12b-1 under the 1940 Act, on the following terms and conditions:
1.Distribution Activities. Subject to the supervision of the Trustees, the Trust may, directly or indirectly, engage in any activities related to the distribution of its shares, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Trust shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Trust shares, or that hold Trust shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Trust and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, expenses related to processing new account applications, transmitting customer transaction information to the Trust’s transfer agent, answering routine shareholder inquiries, providing office space, equipment and telephone facilities, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Trust shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Trust for recipients other than existing Trust shareholders; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of its classes of shares described herein, either directly or through other persons with which the Trust or its designee has entered into agreements related to this Plan.

2.Annual Fee.

    Class A Shares. The Trust will pay the Trust's principal underwriter ("Principal Underwriter") an annual fee to be used for certain activities relating to the distribution of Class A shares to investors, such as payments to compensate broker-dealers, financial intermediaries and other parties for sales and promotional activities, and for services related to the maintenance of shareholder accounts. The annual fee paid to the Principal Underwriter under this Plan will be calculated daily and paid monthly by the Trust on the first day of each month at an annual rate of up to 0.50% of the average daily net assets of the Class A shares, 0.25% of such fee is a shareholder service fee and the remaining portion is a distribution fee.
    Payments under this Plan are not tied exclusively to expenses incurred. To the extent that amounts paid hereunder are not used to specifically compensate broker-dealers, financial intermediaries and other parties for sales, promotional and shareholder servicing activities, such amounts will be retained by the Trust’s distributor as compensation for distribution-related services.
3.Term and Termination.

(a)    Unless terminated as herein provided, this Plan shall continue in effect until August 31, 2025, and shall continue in effect for successive one-year periods thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Board, and (ii)

the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.
(b)    This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust. If this Plan is terminated, the Trust will not be required to make any payments for expenses incurred after the date of termination.

4.Amendments. All material amendments to this Plan must be approved in the manner provided for in Section 3(a) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the “outstanding voting securities” as defined in the 1940 Act) of the shares of the Trust (.

5.Selection and Nomination of Trustees and Independent Legal Counsel. While this Plan is in effect: (a) the selection and nomination of Qualified Trustees will be committed to the discretion of the Trustees who are not “interested persons” of the Trust; and (b) any person who acts as legal counsel for the Qualified Trustees will be an independent legal counsel.

6.Quarterly Reports. Any party authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any agreement entered into pursuant to this Plan shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement, and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.Limitation of Liability. A copy of the Trust’s Declaration of Trust and all amendments thereto are on file with the Secretary of the State of Delaware, as required, and notice is hereby given that this Plan is executed on behalf of the Trustees, as trustees and not individually, and that the obligations of this instrument are not binding upon the Trustees or the shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the date set forth below.

                    Diamond Hill Securitized Credit Fund

Dated as of: August 21, 2024        /s/Jo Ann Quinif
                    Jo Ann Quinif, President
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